Exhibit 21.1

SUBSIDIARIES OF THE COMPANY

Name of Subsidiary	State or Jurisdiction of Incorporation

AMK Welding Inc.	Delaware

DMC Korea Inc.	Colorado

DYNAenergetics Beteiligungs GmbH	Germany

DYNAenergetics Canada Inc	Canada

DYNAenergetics GmbH & Co KG	Germany

DYNAenergetics Holding GmbH	Germany

DYNAenergetics NA, LLC	Colorado

DYNAenergetics RUS	Russia

DYNAenergetics US, Inc	Colorado

Dynamic Materials Corporation (HK) Ltd	Hong Kong

Dynamic Materials Luxembourg 1 S.a r.L	Luxembourg

Dynamic Materials Luxembourg 2 S.a r.L	Luxembourg

DMC Dynaplat GmbH & Co KG	Germany

DMC Dynaplat Holdings GmbH	Germany

KAZ DYNAenergetics	Kazakhstan

LLC DYNAenergetics Siberia	Russia

Nitro Metall Aktiebolag	Sweden

Nobelclad Europe S.A.	France

Perfoline	Russia